SEPARATION AGREEMENT AND GENERAL RELEASE

Whereas, Jeewat Bijlani (herein referred to as “Employee”) has been employed by Quaker Houghton (herein referred to as “Employer”) as Executive Vice President, Global Security and Chief Growth Officer; and
Whereas, Employee’s employment with Employer is separated effective as of September 30, 2026, (the “Separation Date”) and Employee wants to enter into an agreement whereby the Employer will provide Employee with certain benefits in exchange for a release as to any claims that Employee might have or assert against Employer.
Whereas, regardless of whether Employee enters into this Agreement, Employer shall provide Employee with 90 days paid salary, at Employee's rate as of the Separation Date, less applicable payroll tax deductions, in lieu of notice of termination for the period from October 1, 2026 through December 29, 2026 in accordance with Employer's normal bi-weekly payroll practice and pay to the insurance carrier the entire premium for Employee's continued healthcare coverage at the same coverage level through December 31, 2026. In addition, Employer shall pay Employee for 13 days of PTO on or before October 15th, 2026, less applicable payroll tax deductions.
NOW, THEREFORE, in consideration of the mutual promises contained herein, Employee and Employer, intending to be legally bound, hereby agree as follows:
1.In consideration of the promises of Employer set forth in paragraph 2 below, Employee, on behalf of himself and Employee’s spouse, heirs, executors and administrators (hereinafter referred to collectively as “Releasing Parties”), intending to be legally bound, hereby permanently and irrevocably releases and discharges Employer, and its subsidiaries and affiliates, and its and their current and former officers, directors, employees, agents, representatives, successors, assigns, heirs, executors, administrators, and insurers (hereinafter referred to collectively as “Released Parties”), of and from any and all causes of action, suits,
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debts, claims and demands whatsoever, which Employee or Releasing Parties had, has, or may have against Released Parties up until the date of Employee’s execution of this Separation Agreement and General Release (hereinafter “Agreement”). Particularly, but without limitation, Employee and Releasing Parties release any claims relating in any way to Employee’s employment or the termination of Employee’s employment relationship with Employer, including any claims under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000e et seq. (“Title VII”); the Age Discrimination in
Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit
Protection Act (the “OWBPA”); the Americans with Disabilities Act, 42 U.S.C § 12101 et seq.

(“ADA”); the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”); the

Genetic Information Non-Discrimination Act of 2008, 42 U.S.C. § 2000ff-1 et seq. (“GINA”); 42

U.S.C. § 1981 (“Section 1981”); the Pennsylvania Human Relations Act (“PHRA”); the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; and any and all other statutory and common law claims, including any tort claims, or claims for breach of contract or arising under state or local anti-discrimination laws.
2.In full consideration of Employee’s execution of this Agreement and agreement to be legally bound by its terms, Employer agrees to the following:
a.Employer shall make bi-weekly severance payments to Employee at Employee’s current bi-weekly rate, less applicable payroll tax deductions, for 12 months (the total payment is hereinafter referred to as the “Severance Payment”). The first installment of the Severance Payment will be paid by Employer on the first regularly scheduled pay period in accordance with Employer’s normal payroll practice following January 1, 2027, provided that Employee delivers an executed copy of this Agreement to Employer, and provided further that Employee has not revoked Employee’s acceptance of this Agreement by invoking the procedure identified in Paragraph 10.

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b.Employer shall pay Employee a 2026 Annual Incentive Plan (“AIP”) payment equal to Employee’s actual AIP payout as determined by Employer’s standard performance evaluation process applied through the year end period of December 31, 2026. Such payment shall be made no later than the date on which Employer pays AIP awards to active employees for the 2026 performance year, and in no event later than March 31, 2027, assuming Employee’s execution and no revocation of, and compliance with (in Employer’s discretion), this Agreement and compliance with the MOE (as defined below).
c.Employer shall pay Employee certain payments for 2026 under Employer’s Long Term Incentive Plan as determined by Employer’s standard process applied through the year end period of December 31, 2026, assuming Employee’s execution and no revocation of, and compliance with (in Employer’s discretion), this Agreement and compliance with the MOE (as defined below).
d.Following December 31, 2026, Employee shall be eligible to continue Employee’s coverage, pursuant to COBRA if this is the option Employee chooses for Employee’s continued medical and/or dental plans. If Employee is enrolled in Employer’s medical and/or dental plans as of the Separation Date, in further consideration for the execution by Employee of this Agreement and in compliance with the promises made herein, Employer shall make bi-weekly payments equivalent to the Employer-paid portion for Employee’s existing medical and/or dental coverage to Employee for a period of 18 months (the “COBRA Reimbursement Period”) in accordance with Employer’s payroll schedule, subject to normal payroll tax withholding. Following the COBRA Reimbursement Period, Employee shall be responsible for the entire COBRA premium (or other premiums, as applicable) for the remainder of any applicable COBRA or other health care continuation period.
e.Employer shall provide Employee with twelve (12) months of outplacement services through a provider to be identified by Employer.

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f.Employer shall reimburse Employee for financial and well-being services for 2026 and 2027 under Employer’s executive benefit program, subject to Employee’s timely submission of receipts for reimbursement pursuant to the terms of the program.
3.Except as set forth in this Agreement, it is expressly agreed and understood that Employer does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement, except for any vested retirement, pension or COBRA benefits to which Employee is or may be entitled by law.
4.Employee hereby agrees and recognizes that Employee’s employment with Employer has been permanently severed and that Employer has no obligation to re-employ Employee in the future.
5.Employee agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of a violation by Employer of any federal, state or local statute or regulation, or of any duty owed by Employer.
6.Employee shall not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage Employer or Released Parties or which could reasonably be expected to harm the reputation or goodwill of Employer, or (b) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Employer shall not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that in any way could disparage Employee or which could reasonably be expected to harm Employee’s business reputation and shall use its reasonable best efforts to ensure compliance with same by its employees.
7.Prior to being eligible to receive the consideration set forth herein, Employee shall return to Employer all Employer-owned property including any business or other records of Employer in any form.

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8.Employee shall comply with all post-employment obligations in any confidentiality or restrictive covenant agreements signed by Employee during Employee’s employment with Employer or any predecessor, including but not limited to any Memorandum of Employment, including but not limited to the MOE dated September 28, 2017 and the addenda thereto (collectively, the “MOE”), which post-employment obligations shall remain in full force and effect. Notwithstanding the above and in further consideration for Employee’s execution of the Release herein without revoking same, for purposes of Section 5(a) of the MOE concerning noncompetition, the parties agree that the one-year noncompetition period set forth in Section 5 of the MOE (the “Restricted Period”) shall run from the Separation Date, and Section 5 (a) only is replaced in its entirety with the following restriction: During the Restricted Period, Employee shall not, without the prior consent of Employer (which may be delivered via email), directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, advisor, investor, or any other capacity whatsoever, actively engage in business or assist anyone or any firm in connection with the following list of entities: TotalEnergies, Castrol, Fuchs, Henkel, MKS Atotech, BASF Chemetall Surventis, Element Solutions, Nihon Parkerizing, Daido, Yushiro, Moresco, Petrofer, Dubois, Blaser, Kodiak, Chemtrend (Freundenberg), Kluber (Freudenberg), Godfrey and Wing, Qualichem (Yushiro), Idemitsu, ,Kluthe, , and CSW Industrials (Whitmore), and any private equity firm or other investor seeking to invest in Employer. Nothing in this Agreement shall prohibit Employee from serving as an operating executive, advisor, board member, consultant, operating partner, or executive partner to any private equity firm or other investment vehicle, provided that during the Restricted Period, Employee is not involved in, advising on, planning for, financing, or managing an acquisition of or investment in Employer. For the avoidance of doubt, this Section 8 amends and replaces Section 5(a) only of the MOE. Employee's general employment by or affiliation with a private equity firm that may, independently of Employee's

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involvement, evaluate during the Restricted Period ~~or pursue~~ an investment in Employer shall not constitute a breach of this provision, so long as Employee complies with this Section 8. Should Employer determine, within its discretion, that Employee has breached any obligations under this Agreement or the MOE (as amended above), Employer shall notify Employee in writing. All other provisions of the MOE shall remain in full force and effect as originally executed.
9.Employee acknowledges that Employee was given forty-five (45) days to review, sign and return this Agreement since receiving it, and that Employee has reviewed it with an attorney to the extent Employee chose to do so. Employee also acknowledges that Employee has been instructed not to sign or return the signed Agreement to Employer before the close of business on the Separation Date. Employee acknowledges that Employee has seven (7) days after Employee signs and delivers the Agreement (the “Revocation Period”) to revoke it by notifying Employer in writing. The Agreement is not effective or enforceable until the Revocation Period has expired.
10.In the event of any actual or threatened default in or breach of any of the covenants or agreements in this Agreement, Employer shall have the right of specific performance and injunctive relief from a court of competent jurisdiction giving effect to Employer’s rights under this Agreement without the need to post bond, in addition to any and all other rights and remedies which shall be cumulative. Employee agrees that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Nothing in this paragraph shall be construed as a waiver by Employee of any defense to any claim by Employer that monetary damages are inadequate compensation for a breach of the nondisparagement provision in paragraph 7 of this Agreement.

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11.This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles. In the event of a breach of any provision of this Agreement, either party may institute an action to be decided by a judge of competent jurisdiction specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
12.Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency including the Equal Employment Opportunity Commission, or comparable state or local agencies, or the National Labor Relations Board. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
13.Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Employee may do so without notifying Employer. Neither Employer nor any of its subsidiaries or affiliates may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other comparable

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governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Employee from notifying Employer that Employee is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
14.If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Employer or any other related entity identified in this Agreement is a party.
15.By signing this Agreement, Employee certifies and acknowledges that:

a.Employee has read the terms of this Agreement completely and understands its terms and effects, including the fact that Employee has agreed to RELEASE and FOREVER DISCHARGE Employer and the Released Parties from any legal action arising out of Employee’s employment relationship with Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship.
b.Employee has had the opportunity to consider the terms of this Agreement.

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c.Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Employer.
d.Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
e.Employee further affirms that Employee has no known workplace injuries or occupational diseases.
f.Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with statute and/or common law and Employee’s contractual obligations as set forth herein and in Section 4 (Covenant Not to Disclose) of the MOE, which provision shall remain in full force and effect. This Agreement constitutes written notice of termination of employment pursuant to Section 3 of the MOE.
16.Employee further affirms that Employee has not been retaliated against for reporting any allegations of corporate fraud by Employer or its officers.
18.Employee further agrees that:
a.Employee has been advised to consult with an attorney prior to executing this Agreement and Employee has done so to the extent Employee chose to do so.
b.Employee understands and means everything that Employee said in this Agreement and Employee agrees to all its terms, and
c.Employee is not relying on Employer or any representative of Employer to explain this Agreement to Employee.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement this 30th day of September, 2026.

EMPLOYEE
/s/ JEEWAT BIJLANI
DATE: 09/30/2026
EMPLOYER
/s/ KRISTIN ROKOSKY
QUAKER HOUGHTON DBA
QUAKER HOUGHTON
DATE: 09/30/2026

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